Exhibit 99.1

Gaiam Reports Third Quarter 2005 Results

•                  Revenues increased 43.4% to $ 30.1 million year-over-year

•                  Internal growth is strong at 24%

•                  Gross margin improved 880 basis points to 55.5% year-over-year and 690 basis points sequentially

Broomfield, CO, November 9, 2005 – Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company catering to people who value personal development, natural health and inspirational media, announced today results for its third quarter ended September 30, 2005.

The company also announced that it will host a conference call today, November 9, 2005, at 2:30 p.m. MST (4:30 p.m. EST) to review the third quarter results and to discuss the completion of the GoodTimes Entertainment acquisition.

Dial-in No.: 888-316-9406

Passcode: GAIAM

For the third quarter ended September 30, 2005, Gaiam generated $30.1 million in revenue compared to $21 million during the same period in 2004. The $9.1 million, or 43.4%, increase in revenue was due to a 24% internal growth rate coupled with revenue generated by sales of media products acquired as part of GoodTimes Entertainment’s assets in the middle of September 2005.  Gaiam’s overall percentage increase in revenue was contributed equally by the direct to consumer segment, in which revenue increased 43.2% to $16.2 million, and the business segment, in which revenue increased 43.5% to $13.9 million. Internal revenue growth was 24.4% for the business segment and 23.4% in the direct to consumer segment.

Gross profit margin for the third quarter of 2005 improved 880 basis points to 55.5%, compared to 46.7% for the comparable prior-year period. As compared to the second quarter of 2005, gross margin increased 690 basis points. Gross margin improvement was primarily related to higher sales of media and kits containing media.

As a result of revenue growth, a large improvement in gross margin and leveraging of operating expenses, Gaiam significantly improved its bottom line performance. Operating expenses declined to 52.5% of revenue in the third quarter of 2005 from 57.8% of revenue in third quarter of 2004 and the Company delivered $3.2 million improvement in operating income. Third quarter operating income was $0.9 million, compared to an operating loss of $2.3 million in the third quarter of the last year. Net income for the quarter was $0.5 million or $0.03 per share, as compared to a net loss of $1.5 million or $0.10 per share for the third quarter of 2004.

For the nine months ended September 30, 2005, Gaiam achieved an internal growth rate of 20%, resulting in net revenue for the 2005 period of $78.2 million as compared to $61.8 million for the comparable 2004 period.  The net loss for the first nine months of 2005 was $0.1 million, or $0.01 per share, as compared to $4.1 million, or $0.28 per share, for the first nine months of 2004.

“We are very pleased with the third quarter results. The large improvement in our operating income is starting to demonstrate that we are able to leverage the operating platform we have put in place over the past two years,” said Jirka Rysavy, Chairman and Chief Executive

Officer. “During the quarter we completed the acquisition of GoodTimes Entertainment, which significantly broadened Gaiam’s offerings and distribution platform, and reinforced our market leadership in home media distribution. Gaiam’s home media is now carried by more than 40,000 retail stores in the United States and our direct customer base exceeds seven million.”

In September 2005, Gaiam acquired the assets of GoodTimes Entertainment and an assumption of certain liabilities for $35 million in cash. The acquisition, which was financed from the Company’s existing cash on hand, is expected to be fully integrated during the next 90 to 120 days. Gaiam expects to generate over $200 million revenues in 2006.

During the third quarter Steve Case’s Revolution Living purchased $20 million of unregistered Class A common stock, and Gaiam invested approximately $7.5 million in LIME Media, a TV and radio network. This multi-faceted strategic relationship is designed to accelerate mainstream acceptance of the LOHAS (lifestyles of health and sustainability) markets. Additionally, Gaiam raised approximately $18.7 million from the sale of unregistered Class A common stock to funds advised by Prentice Capital Management.

“Strong third quarter results demonstrate that Gaiam’s focus on media products and the strategic growth initiatives we put in place over the past two years are finally paying off,” said Lynn Powers, President.  “With the GoodTimes Entertainment acquisition Gaiam is well positioned to be a premier provider of world class products that improve the quality of people’s lives and provide access to uplifting, inspirational and wellness content.”

Depreciation and amortization for the quarter and nine months ended September 30, 2005 were $1 million and $2.9 million, respectively. As of September 30 Gaiam had over $10 million in cash, no debt and an unused $15 million line of credit.

Additional guidance may be given on the conference call. A replay of the call will begin 1 hour after the end of the call and will continue until midnight EST on November 16, 2005.

Replay number 866-509-6762

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no duty to update any forward-looking statements.

Contact:	John Mills
Integrated Corporate Relations, Inc.
310-395-2215
jmills@icrinc.com

Gaiam, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Three months ended
	September 30, 2005		September 30, 2004

Net revenue	$30,139	100.0%	$21,023	100.0%

Cost of goods sold	13,426	44.5%	11,196	53.3%

Gross profit	16,713	55.5%	9,827	46.7%

Operating expenses	15,835	52.5%	12,151	57.8%

Income (loss) from operations	878	2.9%	(2,324)	(11.1)%

Other income	201	0.7%	138	0.7%

Income (loss) before income taxes	1,079	3.6%	(2,186)	(10.4)%

Income tax expense (benefit)	406	1.3%	(856)	(4.1)%

Minority interest in net income of consolidated subsidiaries	(168)	(0.6)%	(200)	(1.0)%

Net income (loss)	$505	1.7%	$(1,530)	(7.3)%

Shares outstanding:
Basic	18,592		14,712
Diluted	18,892		14,712

Earnings (loss) per share:
Basic	$0.03		$(0.10)
Diluted	$0.03		$(0.10)

Gaiam, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Nine months ended		Nine months ended
	September 30, 2005		September 30, 2004

Net revenue	$78,169	100.0%	$61,829	100.0%

Cost of goods sold	37,150	47.5%	30,786	49.8%

Gross profit	41,019	52.5%	31,043	50.2%

Operating expenses	41,125	52.6%	37,330	60.4%

Loss from operations	(106)	(0.1)%	(6,287)	(10.2)%

Other income (expense)	309	0.4%	270	0.4%

Income (loss) before income taxes	203	0.3%	(6,017)	(9.7)%

Income tax expense (benefit)	4	0.0%	(2,269)	(3.7)%

Minority interest in net income of consolidated subsidiaries	(344)	(0.4)%	(326)	(0.5)%

Net loss	$(145)	(0.2)%	$(4,074)	(6.6)%

Shares outstanding:
Basic	16,091		14,671
Diluted	16,091		14,671

Loss per share:
Basic	$(0.01)		$(0.28)
Diluted	$(0.01)		$(0.28)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,247	$10,439
Accounts receivable, net	20,863	13,914
Income tax and other receivables	3,008	3,000
Inventory, less allowances	21,186	16,503
Prepaid expenses	5,466	1,324
Deferred advertising costs	4,312	2,635
Deferred tax assets	523	1,145
Total current assets	65,605	48,960

Property and equipment, net	7,683	7,857
Investments	15,318	7,865
Capitalized production costs, net	5,161	5,457
Media library, net	15,634	5,427
Intangible assets and goodwill	24,439	9,757
Non-current deferred tax assets	3,883	2,657
Other assets	1,417	307
Total assets	$139,140	$88,287

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,539	$12,910
Accrued liabilities	7,673	3,160
Accrued royalties	9,305	538
Income taxes payable	397	864
Total current liabilities	28,914	17,472

Long-term liabilities	989	—
Total liabilities	29,903	17,472

Minority interest	4,487	4,469

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 14,833,555 and 9,411,897 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	1	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at September 30, 2005 and December 31, 2004	1	1
Additional paid-in capital	93,890	54,933
Accumulated other comprehensive income	442	850
Retained earnings	10,416	10,561
Total stockholders’ equity	104,750	66,346
Total liabilities and stockholders’ equity	$139,140	$88,287